Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF SPECTRUM

The information contained in this section is based on Spectrum’s historical financial condition and results of operations and does not give effect to the Merger. The Merger will have a material impact on the results of operations of the Spectrum business going forward. You should read the following in conjunction with Spectrum’s audited and unaudited financial statements and the related notes thereto included elsewhere in this Current Report on Form 8-K.

Overview

Spectrum’s business consists of three product groups (i) bioprocessing, (ii) original equipment manufacturing, or OEM, and (iii) operating room disposables. The bioprocessing unit sells membranes, membrane devices and other products used by customers at pharmaceutical, diagnostic and biotechnology companies, universities, government institutions and non-profit organizations. These products are originally used for life science research and high technology applications with some applications growing into good manufacturing practices, or GMP, for diagnostics and pharmaceuticals. Spectrum developed disposable hollow fiber filtration modules, systems and dialysis membranes. Today, Spectrum offers a differentiated portfolio of hollow fiber cartridges, disposable flow path solutions for single-use manufacturing and a market leading family of fully integrated filtration systems that span production volumes from laboratory to commercial scale. Spectrum’s products are used for the filtration, isolation, purification and concentration of monoclonal antibodies, vaccines, recombinant proteins, diagnostic products and cell therapies with the substantial majority of its 2016 revenue coming from these markets. The remaining 2016 revenue was derived from sales of its OEM products and hospital operating room disposables.

Spectrum is headquartered in Rancho Dominguez, California and has a distribution center in the Netherlands and a direct sales presence in North America, Europe and Asia.

Critical Accounting Policies

Spectrum defines critical accounting policies as the ones which are necessary to understand Spectrum’s financial results. Spectrum believes the most critical accounting issues that require the most complex and difficult judgments and that are particularly susceptible to significant change to its financial condition and results of operations include the following:

•	Basis of Presentation

•	Use of Estimates

•	Cash and Cash Equivalents

•	Accounts Receivable

•	Inventory

•	Investment in Marketable Securities Classified as Available-For-Sale Securities

•	Long-Lived Assets

•	Goodwill

•	Income Taxes

•	Accounting for Uncertainty in Income Taxes

•	Revenue Recognition

•	Product Returns and Warranties

•	Research and Development

•	Advertising Costs

•	Remeasurement of Foreign Currencies

•	Fair Value Measurements

•	Accounting for Stock-based Compensation

For more information about Spectrum’s critical accounting policies, see note 2 to Spectrum’s annual audited financial statements and unaudited quarterly financial statements incorporated by reference in this prospectus supplement.

Results of Operations

Quarter ended April 1, 2017 compared to Quarter ended April 2, 2016

	Quarters Ended
	April 1, 2017	April 2, 2016	Variance $	Variance %
			(dollars in thousands)
Net sales	$9,735	$9,092	$643	7%

Costs and expenses:
Cost of sales	4,179	4,440	(261)	(6%)
Selling, general and administrative	3,258	2,490	768	31%
Research and development	567	476	91	19%
Loss on remeasurement of foreign currencies	(90)	(201)	(111)	(55%)
Building expenses	16	15	1	7%
Interest (income) expense, net	162	157	5	3%

Total costs and expenses	$8,092	$7,377	$717	10%

Income before provision for income taxes	$1,643	$1,715	(53)	(3%)
Provision for income taxes	(606)	(627)	21	(3%)
Unrecognized tax benefit

Net income	1,037	1,088	(51)	(5%)

Net sales

Product sales for the quarters ended April 1, 2017 and April 2, 2016 were $9,735,000 and $9,092,000, respectively, representing an increase of $643,000, or 7%. This increase was primarily due to growth in sales in California, China and Japan. Spectrum introduced a new product KR2i TFF system to the market during the first quarter of 2017 and there was an increase in the quantity of sales of one high value product and the sale of a new high value customized product.

Costs and expenses

Cost of sales was approximately $4,179,000 and $4,440,000 for the quarters ended April 1, 2017 and April 2, 2016, respectively, a decrease of $261,000 or 6%. This decrease is primarily due to increased margins due to a price increase and favorable product mix in the first quarter of 2017 as compared to the first quarter of 2016.

Selling, general and administrative expenses were approximately $3,258,000 and $2,490,000 for the quarters ended April 1, 2017 and April 2, 2016, respectively, an increase of $768,000, or 31%. This increase is primarily due to increased headcount in the U.S. and Europe, a companywide salary and wage increase and new expenses from new operations in India. In addition, there was an increase in consulting expense relating to the implementation of a new ERP system as well as a rent expense increase.

Research and development expenses were approximately $567,000 and $476,000 for the quarters ended April 1, 2017 and April 2, 2016, respectively, an increase of $91,000 or 19%. This increase is primarily due to an increase in compensation to senior employees deployed in research and development.

Interest expense was approximately $162,000 and $157,000 for the quarters ended April 1, 2017 and April 2, 2016, respectively, an increase of $5,000 or 3%.

Fiscal Year Ended December 31, 2016 Compared to the Fiscal Year Ended January 1, 2016

	Fiscal Years		Year-over-Year Variance $	Year-over-Year Variance %
	2016	2015	2016 to 2015	2016 to 2015
Net sales	$40,200	$34,482	$5,718	17%

Costs and expenses:
Cost of sales	18,902	15,125	3,777	25%
Selling, general and administrative	11,835	10,384	1,451	14%
Research and development	1,995	1,769	226	13%
Building expenses	57	72	(15,000)	(21%)
Loss on remeasurement of foreign currencies	264	323	(59)	(18%)
Interest (income) expense, net	654	627	27	4%

Total costs and expenses	$33,707	$28,300	$5,407	19%

Income before provision for income taxes	$6,493	$6,182	$311	5%
Provision for income taxes	2,131	1,800	331	18%

Net income	$4,362	$4,382	(20)	(1%)

Net sales

Sales of products for the fiscal years 2016 and 2015 were $40,200,000 and $34,482,000, respectively, representing an increase of $5,718,000 or 17%, primarily as a result of increased sales to its top customer and an expansion of its direct sales presence internationally year over year and resulting increases of sales in Europe of $1,800,000 and of sales in China of $662,000.

Cost and expenses

Cost of sales was approximately $18,902,000 and $15,125,000 for the fiscal years 2016 and 2015, respectively, representing an increase of $3,777,000 or 25%. This increase was primarily due to growth of revenues in fiscal year 2016.

Selling, general and administrative expenses were approximately $11,835,000 and $10,384,000 for the fiscal years 2016 and 2015, respectively, an increase of $1,451,000 or 14%. This increase was primarily driven by additional staff and increased salaries as well as a new business office in India.

Research and development expenses were approximately $1,995,000 and $1,769,000 for the fiscal years 2016 and 2015, respectively, an increase of $226,000 or 13%. Research and development salaries increased by approximately $217,000 primarily due to salary adjustments.

Net interest income and expenses were approximately $654,000 and $627,000 for the fiscal years 2016 and 2015, respectively, an increase of $27,000 or 4%. The increase was primarily due to interest due in 2016 from the line of credit which was not due in 2015.

Liquidity and Capital Resources

Spectrum has financed operations primarily through revenues derived from product sales and through borrowing.

At April 1, 2017, Spectrum had cash and cash equivalents of $7,071,000 compared to $6,941,000 at December 31, 2016.

The following table summarizes Spectrum’s sources and uses of cash for each of the periods presented:

	Quarters Ended,		Fiscal Years
	April 2, 2017	April 2, 2016	2016	2015
	(in thousands)
Net cash (used in) provided by operating activities	$1,000	$162	$4,363	$3,334
Net cash (used in) provided by investing activities	$(192)	$(270)	$(1,823)	$(683)
Net cash (used in) provided by financing activities	$(678)	$(543)	$(1,143)	$(832)

Operating Activities

For the quarter ended April 1, 2017, operating activities provided cash of $1,000,000 reflecting comprehensive income of $1,034,000 and non-cash charges totaling $382,000 primarily related to depreciation and amortization and deferred income taxes. An increase in inventories consumed $658,000 of cash. Payments of accrued liabilities consumed $67,000 of cash, including accrued interest on capital leases, and were mainly due to payment of dividends and accrued compensation. The remaining cash flow used in operations resulted from net unfavorable changes in various other working capital accounts.

For the quarter ended April 2, 2016 operating activities provided cash of $162,000 reflecting comprehensive income of $1,110,000 and non-cash charges totaling $263,000 related to depreciation and amortization and deferred income taxes. An increase in accounts receivable consumed $491,000 of cash and was primarily due to the timing of sales within the quarter and cash receipts from customers. An increase in inventories consumed $239,000 of cash. An increase in accounts payable decreased available cash by $259,000 due to unfavorable timing of payments on accounts payable. Increase in taxes receivable used $219,000 of cash as payments were made for estimated first quarter 2016 taxes. The remaining cash flow used in operations resulted from net unfavorable changes in various other working capital accounts.

For fiscal year 2016, operating activities provided cash of $4,363,000 reflecting comprehensive income of $4,385,000 and non-cash charges totaling $810,000 primarily related to depreciation, amortization and deferred income taxes. An increase in accounts receivable consumed $978,000, primarily due to the 17% year over year increase in net sales. An increase in accounts payable provided $703,000 of cash, which was due to an increase in cost of goods and the timing of purchases and payments to vendors. The remaining cash flow used in operations resulted from net unfavorable changes in various other working capital accounts.

For fiscal year 2015, operating activities provided cash of $3,334,000 reflecting comprehensive income of $4,348,000 and non-cash charges totaling $856,000 primarily related to depreciation, amortization and deferred income taxes. An increase in accounts receivable consumed $1,220,000, primarily due to a 16% year over year increase in net sales. An increase in inventories consumed $1,381,000. A decrease in income taxes payable provided $416,000 in cash. The remaining cash flow provided by operations resulted from net favorable changes in various other working capital accounts.

Investing Activities

Investing activities consumed $192,000 and $270,000 in the quarters ended April 1, 2017 and April 2, 2016, respectively, primarily in relation to new property and equipment purchased within the United States related to the development of new production machinery to increase capacity and yields.

Investing activities were $1,823,000 in fiscal year 2016, primarily due to investments in property and equipment of $1,208,000 and investment in a venture capital limited partnership. Investing activities were $683,000 in fiscal year 2015, primarily to fund the acquisition of property and equipment.

Financing Activities

For the quarter ended April 1, 2017 financing activities used $678,000 of cash, primarily in paying dividends of $581,000. For the quarter ended April 2, 2016 financing activities used $543,000 of cash, primarily in paying dividends of $446,000.

For fiscal year 2016 the company used $1,143,000 of cash in financing activities, primarily in the payment of dividends of $680,000 and payments on long-term debt of $502,000. For fiscal year 2015 the company used $832,000 of cash for financing activities, primarily in payments on long-term debt of $384,000 and dividend payments of $448,000.

Off-Balance Sheet Arrangements

Spectrum does not have any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Commitments and Contingencies

The following table summarizes Spectrum’s contractual obligations as of April 1, 2017 for the years ending on the last Saturday of the calendar year specified:

2017 (9 months for April 1, 2017)	$536,000
2018	735,000
2019	768,000
2020	571,000
2021	316,000
Thereafter	1,706,000

Total	$4,632,000